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                              MANAGEMENT AGREEMENT
                       SALOMON BROTHERS INVESTORS FUND INC
                            Seven World Trade Center
                            New York, New York 10048

Salomon Brothers Asset Management Inc
Seven World Trade Center
New York, New York 10048

                                                             November 28, 1997

Dear Sirs:

                  We herewith confirm our agreement with you as follows:

                  We are engaged in the business of investing and reinvesting our assets in securities of the type and in accordance with the limitations specified in our Articles of Incorporation, By-Laws, Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940, and any representation made in our Prospectus. We have previously forwarded to you copies of the documents listed above and will from time to time furnish you with any amendments thereof.

                  We hereby employ you to manage the investing and reinvesting of our assets as above specified, and, without limiting the generality of the foregoing, to provide management and other services specified below.

                  You will provide us, at your expense, with office facilities, including space, furniture and equipment, and all personnel reasonably necessary for our operations. Other than as herein specifically indicated, you will not be responsible for any of our expenses. Specifically you will not be responsible, except to the extent of the reasonable compensation of our employees whose services may be involved, for our legal and auditing expenses; taxes and governmental fees and any membership dues; fees of custodian, transfer agent and registrar, if any; expense of preparing share certificates and other expenses of issue, sale, underwriting, distribution, redemption or repurchase of our shares; expense of registering or qualifying securities for sale; expense of preparing and distributing reports, notices and dividends to stockholders; cost of stationery; cost of stockholders' and other meetings; compensation of our Board of Directors and its Executive Committee; and traveling expenses of officers, directors and employees, if any. Should you determine that services which would ordinarily be rendered by our employees at our office can be better rendered by some other outside agency, you shall bear the costs of employing that agency.

                  As manager of our portfolio, it shall be your duty to make purchases and sales of securities on our behalf in accordance with your best judgment and within the investment objectives and restrictions set forth in our Articles of Incorporation, By-Laws, Registration Statement and Prospectus, the Investment Company Act of 1940, the provisions of the Internal Revenue Code with respect to regulated investment companies, and such policy decisions as the Board of Directors shall from time to time adopt. You will further advise




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our Board of Directors, at such intervals as it may require, of purchases and sales during such intervals and will, when requested by the Board of Directors, supply the reasons and considerations that prompted your decisions.

                  It is understood that you will from time to time employ or associate with you such persons as you believe to be particularly fitted to assist you in the execution of your performance of this agreement, the compensation of such persons to be paid by you. No obligation may be incurred on our behalf in any such respect. During the continuance of this agreement you will provide persons satisfactory to our Board of Directors to serve us as officers and employees, if elected or appointed as such. These shall be a president, one or more vice presidents, a secretary, a treasurer and such additional officers and employees as may reasonably be necessary for the conduct of our business, and you agree to pay the reasonable compensation of all such persons.

                  We shall expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our stockholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

                  In consideration of the foregoing, we will pay you quarterly, promptly after the last day of each March, June, September and December, a fee consisting of a base fee as computed below (the 'Base Fee') plus a performance adjustment.

                  The Base Fee shall be calculated as follows:

BASE FEE (AVERAGE DAILY NET ASSETS)                                       QUARTERLY FEE RATE
----------------------------------------------------------------------------------------------
First $350 million..................................................................   .16250%
Next $150 million...................................................................   .13750%
Next $250 million...................................................................   .13125%
Next $250 million...................................................................   .12500%
Over $1 billion.....................................................................   .11250%

                  The Base Fee shall be calculated using the daily net assets averaged over the most recent quarter. For each percentage point by which our investment performance exceeds or is exceeded by the investment record of the Standard & Poor's Composite Index of 500 Stocks (the 'S&P 500 Index') over the one year period ending on the last day of each calendar quarter, the Base Fee will be adjusted upward or downward by the product of (i) 1/4 of .01% multiplied by (ii) our average daily net assets for the one year period ending on the last day of each calendar quarter. If the amount by which we outperform or underperform the S&P 500 Index is not a whole percentage point, a pro rata adjustment shall be made. However, there will be no performance adjustment unless our investment performance




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exceeds or is exceeded by the investment record of the S&P 500 Index by at least one percentage point over the same period. The maximum quarterly adjustment is 1/4 of .1%, which would occur if our performance exceeds or is exceeded by the S&P 500 Index by ten or more percentage points.

                  Our investment performance, for a period of one year, shall mean the sum of (i) the change in our net asset value per share during such period, (ii) the value of cash distributions per share accumulated to the end of such period and (iii) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period; expressed as a percentage of our net asset value per share at the beginning of such period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in our shares at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

                  The investment record of the S&P 500 Index, for a period of one year, shall mean the sum of (i) the change in the level of the index during such period and (ii) the value, computed consistently with the index, of cash distributions made by companies whose securities comprise the index accumulated to the end of such period; expressed as a percentage of the index level at the beginning of such period. For this purpose, cash distributions on the securities which comprise the index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.

                  For this purpose the value of our net assets shall be computed in the manner specified in our Articles of Incorporation for the computation of the value of such net assets in connection with the determination of the net asset value of our shares.

                  If the fee payable to the Investment Manager pursuant to this agreement begins to accrue on a date prior to the end of any quarter or if this agreement terminates before the end of any quarter, compensation for the period from such date to the end of such quarter or from the end of the last quarter ending prior to such termination to the date of termination shall be prorated and shall be payable promptly at the end of such quarter or after the date of termination, as the case may be.

                  Notwithstanding the foregoing, if the aggregate expenses (excluding interest, taxes, brokerage commissions and other portfolio transaction expenses and any extraordinary expenses, but including the management fee) incurred by, or allocated to, us in any fiscal year shall exceed the most stringent expense limitations applicable to us imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, you shall reimburse us for such excess. Your reimbursement obligation will be limited to the amount of fees you received under this agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or





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regulations. With respect to portions of a fiscal year in which this contract shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any such payments required to be made shall be made once a year promptly after the end of our fiscal year.

                  You will (i) not make a short sale of any share of our capital stock, (ii) not purchase any such share otherwise than for investment and (iii) advise us of any sale of such share made by you less than two months after the date of acquisition.

                  This agreement shall remain in effect for twelve months from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the vote of a majority of our directors who are not parties to this agreement or 'interested persons' (as defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) either by the vote of (x) the Board of Directors or (y) a majority of our outstanding voting securities (as so defined). This agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities (as so defined), or by a vote of a majority of our entire Board of Directors, on sixty days' written notice to you, or by you on sixty days' written notice to us.

                  This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you. This agreement shall terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940) by you.

                  Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any parent, subsidiary or affiliate of yours, or the right of any employees of yours or any of them who may also be a director, officer or employee of ours, to engage in any other business or to devote time and attention to the management of other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.





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                  If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                       Very truly yours,

                                       SALOMON BROTHERS INVESTORS FUND INC

                                       By:________________________________

ACCEPTED:

SALOMON BROTHERS ASSET
MANAGEMENT INC

By:_________________________



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